TENTH AMENDED AND RESTATED
BYLAWS
OF
GLOBAL PAYMENTS INC.
Effective April 29, 2020

ARTICLE I
OFFICES AND AGENT
Section 1.01    Registered Office and Agent
The corporation shall continuously maintain in the state of Georgia a registered office that may be the same as any of the corporation’s places of business. In addition, the corporation shall continuously maintain a registered agent whose business office is identical with the registered office. The registered agent may be an individual who resides in the state of Georgia, a domestic corporation or nonprofit domestic corporation, or a foreign corporation or nonprofit foreign corporation authorized to transact business in the state of Georgia.
Section 1.02    Other Offices
In addition to having a registered office, the corporation may have other offices, located in or out of the state of Georgia, as the corporation’s board of directors (“Board of Directors”) may designate from time to time.
ARTICLE II
MEETINGS OF SHAREHOLDERS

Section 2.01    Annual Meetings

The corporation shall hold a meeting of shareholders annually at a time designated by the Board of Directors for the purpose of electing directors and transacting any other business that may properly come before the shareholders. If the corporation does not hold an annual meeting as provided in this Section 2.01, any business, including the election of directors, that might properly have been acted upon at an annual meeting may be acted upon by the shareholders at a special meeting held in accordance with these bylaws or in accordance with a court order.
Section 2.02    Special Meetings

Special meetings of shareholders may be called at any time by (i) the Board of Directors, (ii) the Chairman of the Board of Directors, (iii) the Chief Executive Officer of the corporation or (iv) the holders of a majority of the votes entitled to be cast on any issue proposed to be considered at such special meeting following delivery by such holders to the Secretary of the corporation of one or more signed and dated written requests setting forth the purposes of such meeting. The business that may be transacted at any special meeting of shareholders shall be limited to that proposed in the notice of the special meeting given in accordance with Section 2.04 (including related or incidental matters that may be necessary or appropriate to effectuate the proposed business).
Section 2.03    Place of Meetings

The corporation may hold shareholders’ meetings, both annual and special, at any place in or out of the state of Georgia except that the corporation shall hold any meeting at the place set forth in the notice of the meeting or, if the meeting is held in accordance with a waiver of notice of the meeting, at the place set forth in the waiver of notice. If no place is specified in the notice or the waiver of notice, the corporation shall hold the meeting at the corporation’s principal office.
Section 2.04    Notice of Meetings

The corporation shall notify shareholders of the date, time, and place of each annual and special shareholders’ meeting no fewer than ten (10) nor more than sixty (60) days before the meeting date. Unless the Georgia Business Corporation Code, as amended (the “Code”), or the Articles of Incorporation require otherwise, the corporation shall notify only those shareholders entitled to vote at the meeting who have not waived, in accordance with Section 5.02, the right to receive notice. In the case of an annual meeting, the notice need not state the purposes of the meeting unless the Articles of Incorporation or the Code provide otherwise. Notice of a special meeting shall include a description of the purpose or purposes for which the meeting is called. Notwithstanding the foregoing, as and to the extent permitted by Code Section 14-2-705(f), the corporation need not provide any notice required by this Section 2.04 to a shareholder to whom: (1) notices of two consecutive annual meetings; or (2) all and at least two payments of dividends or interest on securities or dividend reinvestment confirmations during a 12-month period, have been mailed addressed to the shareholder’s address shown in the corporation’s current record of shareholders and have been returned as undeliverable. Any action or meeting which shall be taken or held without notice to any such shareholder shall have the same force and effect as if such notice had been duly given. If any such shareholder shall deliver to the corporation written notice setting forth such shareholder’s then current address, the requirement that notice be given to such shareholder shall be resumed. If the action taken by the corporation requires the filing of a document under any provision of the Code, the document need not state that notice was not given to shareholders to whom notice was not required to be given pursuant hereto.
Section 2.05    Shareholder Proposals and Director Nominations

(a)No proposal for a shareholder vote (other than director nominations which are described in Section 2.05(b) and Section 2.06)) shall be submitted by a shareholder (a “Shareholder Proposal”) to the corporation’s shareholders unless the shareholder submitting such proposal (the “Proponent”) shall have filed a written notice setting forth with particularity (i) the names and business addresses of the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and all natural persons, corporations, partnerships, trusts or any other type of legal entity or recognized ownership vehicle (collectively, “Persons”) acting in concert with the Proponent (or such beneficial owner); (ii) the name and address of the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and the other Persons identified in clause (i), as they appear on the corporation’s books (if they so appear); (iii) the class and number of shares of the corporation that are owned beneficially and of record by the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and the other Persons identified in clause (i); (iv) a description of the Shareholder Proposal containing all material information relating thereto, including: (A) the text of the Shareholder Proposal (including the text of any resolutions proposed for consideration and in the event that such Shareholder Proposal includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment); (B) the reasons for submission of such Shareholder Proposal at the meeting and (C) any material interest in such Shareholder Proposal of each Proponent (and each beneficial owner, if any, on whose behalf the proposal is being made) and the other Persons identified in clause (i); (v) a description of any agreement, arrangement or understanding with respect to the Shareholder Proposal between or among the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing; (vi) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proponent or such beneficial owner, with respect to securities of the corporation; (vii) a representation that the Proponent is a holder of record of stock of the corporation entitled to vote at such meeting and will so remain at the time of such meeting, and intends to appear in person or by proxy at the meeting to propose such business; (viii) a representation whether such Proponent or any beneficial owner on whose behalf the Shareholder Proposal is being made intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the Shareholder Proposal or (2) otherwise to solicit proxies from shareholders in support of such Shareholder Proposal; (ix) any other information relating to such shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder; and (x) such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and shareholders of the corporation to consider the Shareholder Proposal. Without limiting the foregoing, the information required by clauses (iii), (v), and (vi) of this Section 2.05(a) shall be updated by the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being submitted not later than 10 days after the record date for the meeting to disclose such information as of the record date. The presiding officer at any shareholders’ meeting may determine that any Shareholder Proposal was not made in accordance with the procedures prescribed in these bylaws or is otherwise not in accordance with law, and if it is so determined, such officer shall so declare at the meeting and the Shareholder Proposal shall be disregarded. Notwithstanding anything in these bylaws to the contrary, no provision of these bylaws shall affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.

(b)Only persons who are selected and recommended by the Board of Directors or the committee of the Board of Directors designated to make nominations, or who are nominated by shareholders in accordance with the procedures set forth in this Section 2.05(b) or Section 2.06, shall be eligible for election, or qualified to serve, as directors. Nominations of individuals for election to the Board of Directors of the corporation at any annual meeting or any special meeting of shareholders at which directors are to be elected may be made pursuant to this Section 2.05(b) by any shareholder of the corporation entitled to vote for the election of directors at that meeting by compliance with the procedures set forth in this Section 2.05(b). Nominations by shareholders pursuant to this Section 2.05(b) shall be made by written notice (a “Nomination Notice”), which shall set forth (i) as to each individual nominated, (A) the name, date of birth, business address and residence address of such individual; (B) the educational background, the business experience during the past five years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience; (C) whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity; (D) any directorships held by such nominee in any company with a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; (E) whether such nominee has ever been convicted in a criminal proceeding or has ever been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; and (F) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, and (ii) as to the Person submitting the Nomination Notice, each beneficial owner, if any, on whose behalf the nomination is made and any Person acting in concert with such Persons, (A) the name and business address of such Person; (B) the name and address of each such Person as they appear on the corporation’s books (if they so appear); (C) the class and number of shares of the corporation that are owned beneficially and of record by each such

Person; (D) a description of any agreement, arrangement or understanding with respect to the nomination between or among such Persons, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing; (E) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, each such Person, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, each such Person, with respect to securities of the corporation; (F) a representation that the Person submitting the Nomination Notice is a holder of record of stock of the corporation entitled to vote at such meeting and will so remain at the time of such meeting, and intends to appear in person or by proxy at the meeting to make such nomination; (G) a representation whether any such Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect each nominee or (2) otherwise to solicit proxies from shareholders in support of such nomination; and (H) any other information relating to such shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by each nominee, shall be filed with any Nomination Notice. Without limiting the foregoing, the information required by clauses (ii)(C), (D), and (E) of this Section 2.05(b) shall be updated by the Person delivering such Nomination Notice and each beneficial owner, if any, on whose behalf the Nomination Notice is being submitted not later than 10 days after the record date for the meeting to disclose such information as of the record date. The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility or qualification of such proposed nominee to serve as a director of the corporation. If the presiding officer at any shareholders’ meeting determines that a nomination was not made in accordance with the procedures prescribed by these bylaws or any nominee is otherwise not eligible or qualified to serve as a director, he shall so declare to the meeting and the defective nomination shall be disregarded.

(c)Nomination Notices and Shareholder Proposals in connection with an annual meeting shall be delivered to the Secretary of the corporation at the principal executive office of the corporation not less than 120 nor more than 150 calendar days before the first anniversary of the date the corporation first distributed its proxy statement to shareholders in connection with the previous year’s annual meeting; provided, that if no annual meeting was held in the previous year or the date of the annual meeting has been established to be more than 30 calendar days earlier than or 60 calendar days after the anniversary of the previous year’s annual meeting, notice by a shareholder, to be timely, must be so received not earlier than 150 days before the annual meeting and not later than the later of (x) 120 days prior to the annual meeting or (y) the close of business on the fifth day following the day on which public announcement is first made of the date of the annual meeting. Nomination Notices in connection with a special meeting at which directors are to be elected shall be delivered to the Secretary of the corporation at the principal executive office of the corporation not later than the close of business on the later of (i) the 120th day prior to such special meeting or (ii) the fifth day following the day on which public announcement is first made of the date of the special meeting and of the fact that directors are to be elected at such meeting. Shareholder Proposals in connection with a special meeting called by the Proponent in accordance with Section 2.02 shall be included in the written requests delivered pursuant to Section 2.02. In no event shall the public announcement of an adjournment or postponement of an annual or special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Section 2.06    Proxy Access

(a)Information to be Included in the Corporation’s Proxy Materials. Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of shareholders, subject to the provisions of this Section 2.06, the corporation shall include in its proxy statement for such annual meeting, in addition to any persons nominated for election by or at the direction of the Board of Directors, the name, together with the Required Information (as defined below), of any person nominated for election (a “Shareholder Nominee”) to the Board of Directors by an Eligible Shareholder (as defined in subparagraph 2.06(d)) who expressly elects at the time of providing the notice required by this Section 2.06 to have such nominee included in the corporation’s proxy materials pursuant to this Section 2.06. For purposes of this Section 2.06, the “Required Information” that the corporation will include in its proxy statement is (i) the information provided to the Secretary of the corporation concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the corporation’s proxy statement pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, and (ii) if the Eligible Shareholder so elects, a Supporting Statement (as defined in subparagraph 2.06(g)). For the avoidance of doubt, nothing in this Section 2.06 shall limit the corporation’s ability to solicit against any Shareholder Nominee or include in its proxy materials the corporation’s own statements or other information relating to any Eligible Shareholder or Shareholder Nominee, including any information provided to the corporation pursuant to this Section 2.06. Subject to the provisions of this Section 2.06, the name of any Shareholder Nominee included in the corporation’s proxy statement for an annual meeting of shareholders shall also be set forth on the form of proxy distributed by the corporation in connection with such annual meeting.

(b)Notice Period. In addition to any other applicable requirements, for a nomination to be made by an Eligible Shareholder pursuant to this Section 2.06, the Eligible Shareholder must have given timely notice thereof (the “Notice of Proxy Access Nomination”) in proper written form to the Secretary of the corporation. To be timely, the Notice of Proxy Access Nomination must be delivered to or be mailed and received by the Secretary at the principal executive offices of the corporation not less 120 days nor more than 150 days in advance of the anniversary of the date that the corporation first distributed its proxy statement to shareholders for the previous year’s annual meeting of shareholders; provided, however, that if no annual meeting was held in the previous year or in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, to be timely the Notice of Proxy Access Nomination must be so delivered not earlier than the 150th day prior to such annual meeting and not later than the later of (i) the 120th day prior to such annual meeting or (ii) the fifth day after public announcement of the date of such annual meeting is first made by the corporation. In no event shall the adjournment or postponement of the annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination pursuant to this Section 2.06.

(c)Permitted Number of Shareholder Nominees. The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that will be included in the corporation’s proxy materials with respect to an annual meeting of shareholders shall not exceed the greater of (x) two or (y) 20% of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 2.06 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (such number, as it may be adjusted pursuant to this subparagraph 2.06 (c)), the “Permitted Number”). In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In addition, the Permitted Number shall be reduced by:

i.the number of individuals who in either case were elected or appointed to the Board of Directors or will be included in the corporation’s proxy materials with respect to such annual meeting as nominees unopposed or recommended by the Board of Directors pursuant to an agreement, arrangement or other understanding with a shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock from the corporation by such shareholder or group of shareholders); other than such director referred to in this clause (i) who at the time of the annual meeting is a nominee of the Board of Directors and will have served as a director continuously for at least one full one year term; provided, however, that in no event shall this clause (i) operate to reduce the Permitted Number to less than one (1);

ii.the number of directors in office as of the Final Proxy Access Nomination Date who were included in the corporation’s proxy materials as Shareholder Nominees (including any persons counted as Shareholder Nominees pursuant to the immediately succeeding sentence), other than (A) any such director referred to in this clause (ii) who is not seeking or agreeing to be nominated at such meeting for another term of office and (B) any such director referred to in this clause (ii) who at the time of the annual meeting is a nominee of the Board of Directors and will have served as a director continuously for at least one full one year term; and

iii.director candidates for which the corporation shall have received a notice (whether or not subsequently withdrawn) pursuant to the advance notice requirements for shareholder nominees set forth in Section 2.05(b) that a shareholder intends to nominate a candidate for director at the annual meeting of shareholders and such shareholder does not expressly elect at the time of providing the notice to have its nominee included in the corporation’s proxy materials pursuant to this Section 2.06.

For purposes of determining when the Permitted Number has been reached, any individual nominated by an Eligible Shareholder for inclusion in the corporation’s proxy materials pursuant to this Section 2.06 whose nomination is subsequently withdrawn or whom the Board of Directors decides to nominate for election to the Board of Directors shall be counted as one of the Shareholder Nominees. Any Eligible Shareholder submitting more than one Shareholder Nominee for inclusion in the corporation’s proxy materials pursuant to this Section 2.06 shall rank such Shareholder Nominees based on the order in which the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the corporation’s proxy materials in the event that the total number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 2.06 exceeds the Permitted Number. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 2.06 exceeds the Permitted Number, the highest ranking Shareholder Nominee who meets the requirements of this Section 2.06 from each Eligible Shareholder will be selected for inclusion in the corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of stock of the corporation each Eligible Shareholder disclosed as owned in its Notice of Proxy Access Nomination. If the Permitted Number is not reached after the highest ranking Shareholder Nominee who meets the requirements of this Section 2.06 from each Eligible Shareholder has been selected, then the next highest ranking Shareholder Nominee who meets the requirements of this Section 2.06 from each Eligible Shareholder will be selected for inclusion in the corporation’s proxy materials, and this process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(d)Eligible Shareholder. An “Eligible Shareholder” is a shareholder or group of no more than 20 shareholders (counting as one shareholder, for this purpose, any two or more funds that are part of the same Qualifying Fund Group (as defined below)) that (i) has owned (as defined in subparagraph 2.06(e)) continuously for at least three years (the “Minimum Holding Period”) a number of shares of stock of the corporation that represents at least three percent of the voting power of all shares of stock of the corporation issued and outstanding and entitled to vote in the election of directors as of the date the Notice of Proxy Access Nomination is received by the Secretary at the principal executive offices of the corporation in accordance with this Section 2.06 (the “Required Shares”), (ii) continues to own the Required Shares through the date of the annual meeting and (iii) satisfies all other requirements of, and complies with all applicable procedures set forth in, this Section 2.06. A “Qualifying Fund Group” means two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer or (C) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, if such Eligible Shareholder shall provide together with the Notice of Proxy Access Nomination documentation reasonably satisfactory to the corporation that demonstrates that the funds meet the criteria set forth in (A), (B) or (C) hereof. Whenever the Eligible Shareholder consists of a group of shareholders (including a group of funds that are part of the same Qualifying Fund Group), (x) each provision in this Section 2.06 that requires the Eligible Shareholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each shareholder (including each individual fund) that is a member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (except that the members of such group may aggregate the shares that each member has owned continuously for the Minimum Holding Period in order to meet the three percent ownership requirement of the “Required Shares” definition) and (y) a breach of any obligation, agreement or representation under this Section 2.06 by any member of such group shall be deemed a breach by the Eligible Shareholder. No person may be a member of more than one group of shareholders constituting an Eligible Shareholder with respect to any annual meeting.

(e)Definition of Ownership. For purposes of this Section 2.06, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of stock of the corporation as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (x) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding stock of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate. A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A shareholder’s ownership of shares shall be deemed to continue during any period in which (i) the shareholder has loaned such shares, provided that the shareholder has the power to recall such loaned shares on five business days’ notice, has recalled such loaned shares as of the record date for the annual meeting of shareholders (and holds any voting power over such shares) and holds such shares (and voting power) through the date of the annual meeting of shareholders or (ii) the shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the shareholder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of stock of the corporation are “owned” for these purposes shall be determined by the Board of Directors. For purposes of this Section 2.06, the term

“affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(f)Form of Notice. To be in proper written form, the Notice of Proxy Access Nomination must include or be accompanied by the following:

i.a written statement by the Eligible Shareholder certifying as to the number of shares it owns and has owned continuously for the Minimum Holding Period, and the Eligible Shareholder’s agreement to provide (A) within five business days following the later of the record date for the annual meeting or the date notice of the record date is first publicly disclosed, a written statement by the Eligible Shareholder certifying as to the number of shares it owns and has owned continuously through the record date and (B) immediate notice if the Eligible Shareholder ceases to own any of the Required Shares prior to the date of the annual meeting;

ii.one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to or mailed and received by the Secretary of the corporation, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Shareholder’s agreement to provide, within five business days following the later of the record date for the annual meeting or the date notice of the record date is first publicly disclosed, one or more written statements from the record holder and such intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through and as of the record date and that the Eligible Shareholder has recalled any loaned shares as of the record date;

iii.a copy of the Schedule 14N that has been or is concurrently being filed with the United States Securities and Exchange Commission as required by Rule 14a-18 under the Exchange Act;

iv.the information, statements, representations, agreements and other documents that would be required to be set forth in or included with the Nomination Notice pursuant to Section 2.05(b), together with the written consent of each Shareholder Nominee to being named as a nominee and to serve as a director if elected;

v.a representation that the Eligible Shareholder (A) will continue to hold the Required Shares through the date of the annual meeting, (B) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the corporation, and does not presently have such intent, (C) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Shareholder Nominee(s) it is nominating pursuant to this Section 2.06, (D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the Board of Directors, (E) has not distributed and will not distribute to any shareholder of the corporation any form of proxy for the annual meeting other than the form distributed by the corporation, (F) has complied and will comply with all laws and regulations applicable to solicitations and the use, if any, of soliciting material in connection with the annual meeting; and (G) has provided and will provide facts, statements and other information in all communications with the corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

vi.an undertaking that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the corporation or out of the information that the Eligible Shareholder provided to the corporation, (B) indemnify and hold harmless the corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or related to any Shareholder Nominee or nomination submitted by the Eligible Shareholder pursuant to this Section 2.06 or any solicitation or other activity in connection therewith or any breach of the representations or agreements in this Section 2.06, (C) file with the Securities and Exchange Commission any solicitation materials provided or communicated to the shareholders of the corporation relating to the meeting at which its Shareholder Nominee(s) will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available for such solicitation materials under Regulation 14A of the Exchange Act, and (D) furnish any other information that may reasonably be required by the corporation to verify the Eligible Shareholder’s continuous ownership of the Required Shares for the Minimum Holding Period;

vii. an undertaking that the Shareholder Nominee agrees to: (A) to provide to the corporation such other information and certifications as it may reasonably request, including completion of the corporation’s director questionnaire; (B) that such Shareholder Nominee has read and agrees, if elected, to serve as a member of the Board of Directors and to comply with all the corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any other corporation policies and guidelines applicable to Directors, as well as any applicable law, rule or regulation or listing requirement; and (C) that such Shareholder Nominee is not and will not become a party to (x) any direct or indirect compensatory, payment, reimbursement, indemnification or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the corporation that has not been disclosed to the corporation, (y) any agreement, arrangement or understanding with any person or entity as to how such Shareholder Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the corporation or (z) any Voting Commitment that could limit or interfere with such Shareholder Nominee’s ability to comply, if elected as a director of the corporation, with its fiduciary duties under applicable law. At the request of the corporation, the Shareholder Nominee must provide such additional information as necessary to permit the Board of Directors to determine if each Shareholder Nominee is independent under the listing standards of the principal exchange upon which the shares of capital stock of the corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the corporation’s directors (the “Independence Standards”);

viii.in the case of a nomination by a group of shareholders together constituting an Eligible Shareholder, the designation by all group members of one member of the group that is authorized to receive communications, notices and inquiries from the corporation and to act on behalf of all members of the group with respect to all matters relating to the nomination under this Section 2.06 (including withdrawal of the nomination); and

ix.in the case of a nomination by a group of shareholders together constituting an Eligible Shareholder in which two or more funds that are part of the same Qualifying Fund Group are counted as one shareholder for purposes of qualifying as an Eligible Shareholder, documentation reasonably satisfactory to the corporation that demonstrates that the funds are part of the same Qualifying Fund Group.

The information and documents required by this Section 2.06(f) to be provided by the Eligible Shareholder shall be: (i) provided with respect to each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(b) and (d) of Schedule 14N (or any successor item) in the case of an Eligible Shareholder or group member that is an entity. The Notice of Proxy Access Nomination shall be deemed submitted on the date on which all the information and documents referred to in this Section 2.06(f) (other than such information and documents contemplated to be provided after the date the Notice of Proxy Access Nomination is provided) have been delivered to or, if sent by mail, received by the Secretary of the corporation.
(g)Supporting Statement. The Eligible Shareholder may, at its option, provide to the Secretary of the corporation, at the time the Notice of Proxy Access Nomination is provided, a written statement, not to exceed 500 words per nominee and compliant with Section 14 of the Exchange Act and rules and regulations thereunder, in support of the Shareholder Nominee(s)’ candidacy (a “Supporting Statement”). Only one Supporting Statement may be submitted by an Eligible Shareholder (including any group of shareholders together constituting an Eligible Shareholder) in support of its Shareholder Nominee(s). Notwithstanding anything to the contrary contained in this Section 2.06, the corporation may omit from its proxy materials any information or Supporting Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation.

(h)Correction of Defects. In the event that any information or communications provided by an Eligible Shareholder or a Shareholder Nominee to the corporation or its shareholders ceases to be true and correct in all material respects or omits to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, such Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing such notification shall not be deemed to cure any such defect or limit the remedies available to the corporation relating to any such defect (including the right to omit a Shareholder Nominee from its proxy materials pursuant to this Section 2.06).

(i)Shareholder Nominee Eligibility. Notwithstanding anything to the contrary contained in this Section 2.06, the Corporation shall not be required to include in its proxy materials, pursuant to this Section 2.06, any Shareholder Nominee (i) who would not be an independent director under the Independence Standards or would fail to meet the audit committee and compensation committee independence requirements under the rules of any principal stock exchange on which the shares of capital stock of the corporation are listed, (ii) whose election as a member of the Board of Directors would cause the corporation to be in violation of these bylaws, the Certificate of Incorporation, the Corporate Governance Guidelines of the corporation, the code of conduct of the corporation, the rules and listing standards of the principal United States securities exchanges upon which the stock of the corporation is listed or traded, or any applicable state or federal law, rule or regulation, (iii) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (iv) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (v) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, or (vi) who shall have provided any information to the corporation or its shareholders that was untrue in any material respect or that omitted to state a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading.

(j)Invalid Nominations. Notwithstanding anything to the contrary set forth herein, if (i) a Shareholder Nominee and/or the applicable Eligible Shareholder breaches any of its agreements or representations or fails to comply with any of its obligations under this Section 2.06 or (ii) a Shareholder Nominee otherwise becomes ineligible for inclusion in the corporation’s proxy materials pursuant to this Section 2.06 or dies, becomes disabled or otherwise becomes ineligible or unavailable for election at the annual meeting, in each case as determined by the Board of Directors or the chair of the annual meeting, (x) the corporation may omit or, to the extent feasible, remove the information concerning such Shareholder Nominee and the related Supporting Statement from its proxy materials and/or otherwise communicate to its shareholders that such Shareholder Nominee will not be eligible for election at the annual meeting, (y) the corporation shall not be required to include in its proxy materials any successor or replacement nominee proposed by the applicable Eligible Shareholder or any other Eligible Shareholder and (z) the Board of Directors or the chair of the annual meeting shall declare such nomination to be invalid and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation. In addition, if the Eligible Shareholder (or a qualified representative thereof) does not appear at the annual meeting to present any nomination pursuant to this Section 2.06, such nomination shall be declared invalid and disregarded as provided in clause (z) above.

(k)Restrictions on Re-Nominations. Any Shareholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of such Shareholder Nominee’s election, will be ineligible to be a Shareholder Nominee pursuant to this Section 2.06 for the next two annual meetings of shareholders. For the avoidance of doubt, the immediately preceding sentence shall not prevent any shareholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 2.05(b).

(l)Exclusive Method. This Section 2.06 provides the exclusive method for a shareholder to include nominees for election to the Board of Directors in the corporation’s proxy materials.

Section 2.07    Voting Group

The term “voting group” means all shares of one or more classes or series that under the Code or the Articles of Incorporation are entitled to vote and be counted together collectively on a matter at a meeting of shareholders. All shares entitled by the Code or the Articles of Incorporation to vote generally on the matter are for that purpose a single voting group.
Section 2.08    Quorum for Voting Groups

Shares entitled to vote as a separate voting group may take action on a matter at a meeting of shareholders only if a quorum of those shares exists with respect to that matter. Unless the Code or the Articles of Incorporation provide otherwise, a majority of the votes (as represented by person or by proxy) entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. Once a share is represented for any purpose at a meeting, other than solely to object to holding the meeting or to transacting business at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting as provided in Section 7.07.

Section 2.09    Vote Required for Action

If a quorum exists, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Code, the Articles of Incorporation, or the bylaws require a greater number of affirmative votes. If the Code or the Articles of Incorporation provide for voting by a single voting group on a matter, action on that matter is taken when voted upon by that voting group as provided in this Section and in Sections 2.07 and 2.08. If the Code or the Articles of Incorporation provide for voting by two or more voting groups on a matter, action on that matter is taken only when voted upon by each of those voting groups counted separately as provided in this Section and in Sections 2.07 and 2.08. Action may be taken by one voting group on a matter even though no action is taken by another voting group entitled to vote on the matter.
Section 2.10    Voting for Directors

Unless otherwise provided in the Articles of Incorporation or the Code, directors are elected in accordance with Section 3.02. Shareholders do not have a right to cumulate their votes for directors unless the Articles of Incorporation so provide.
Section 2.11    Voting of Shares

Unless the Code or the Articles of Incorporation provide otherwise, each outstanding share having voting rights is entitled to one vote on each matter voted on at a meeting of shareholders.
Section 2.12    Proxies

(a)A shareholder may vote his or her shares in person or by proxy. For a shareholder to vote shares by proxy, a shareholder or his or her agent or attorney in fact shall appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form or by an electronic transmission that is suitable for the retention, retrieval and reproduction of information by the recipient. An electronic transmission must contain or be accompanied by information from which it can be determined that the shareholder, the shareholder’s agent, or the shareholder’s attorney in fact authorized the electronic transmission. An appointment of proxy is effective when received by the inspector of election or the officer or agent of the corporation authorized to tabulate votes. The appointment of proxy is valid for only one meeting and any adjournments, and the appointment form must specify that meeting. In any event, the appointment is not valid for longer than eleven (11) months unless the appointment form expressly provides for a longer period. Any copy, facsimile transmission, or other reliable reproduction of the writing or electronic transmission created pursuant to this Section may be substituted or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or electronic transmission could be used, provided that such copy, facsimile transmission, or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission.

(b)An appointment of proxy is revocable or irrevocable as provided in the Code.

(c)If any person questions the validity of an appointment of proxy, that person shall submit the appointment form for examination to the secretary of the shareholders’ meeting or to a proxy officer or committee appointed by the person presiding at the meeting. The secretary, proxy officer, or committee, as the case may be, will determine the appointment form’s validity. The secretary’s reference in the meeting’s minutes to the regularity of the appointment of proxy will be prima facie evidence of the facts stated in the minutes for establishing a quorum at the meeting and for all other purposes.

Section 2.13    Chairman of the Board; Conduct of Meetings

The Chairman of the Board shall preside over every shareholders’ meeting unless these bylaws or the Board of Directors designate another person to preside at a meeting. The person presiding at a meeting may appoint any persons he or she deems necessary to assist with the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of a meeting of shareholders as it shall deem appropriate. Subject to such rules and regulations as the Board may adopt, at any meeting of shareholders, the person presiding at the meeting may establish the rules of order and procedures governing the conduct of business at such meeting, and do all such acts as, in the judgment of the presiding person, are appropriate for the proper conduct of such meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the person presiding at the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the person presiding at the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The person presiding at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and, if such presiding person should so determine, shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.
Section 2.14    Inspectors

The corporation shall appoint one or more inspectors to act at a shareholders’ meeting and to make a written report of the inspectors’ determinations. Each inspector shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of the inspector’s ability. The inspector shall: ascertain the number of shares outstanding and the voting power of each; determine the shares represented at a meeting; determine the validity of proxies and ballots; count all votes; and determine the result. An inspector may be an officer or employee of the corporation.
Section 2.15    Adjournments

Whether or not a quorum is present to organize a meeting, any meeting of shareholders (including an adjourned meeting) may be adjourned by the holders of a majority of the voting shares represented at the meeting to reconvene at a specific time and place, but no later than 120 days after the date fixed for the original meeting unless the requirements of the Code concerning the selection of a new record date have been met. At any reconvened meeting within that time period, any business may be transacted that could have been transacted at the meeting that was adjourned. If notice of the adjourned meeting was properly given, it shall not be necessary to give any notice of the reconvened meeting or of the business to be transacted, if the date, time and place of the reconvened meeting are announced at the meeting that was adjourned and before adjournment; provided, however, that if a new record date is or must be fixed, notice of the reconvened meeting must be given to persons who are shareholders as of the new record date.
Section 2.16    Action by Shareholders Without a Meeting

Action required or permitted by the Code to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action. The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by all shareholders entitled to take action without a meeting, and delivered to the corporation for inclusion in the minutes or filing with the corporate records.
ARTICLE III
THE BOARD OF DIRECTORS

Section 3.01    General Powers

All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board of Directors and those committees of the Board of Directors established pursuant to Section 3.06 of these bylaws, subject to any limitation set forth in the Articles of Incorporation, bylaws approved by the shareholders, or agreements among the shareholders that are otherwise lawful.
Section 3.02    Number, Election and Term of Office

The number of directors of the corporation shall be no less than two (2) and no greater than twelve (12) and may be adjusted by resolution of the shareholders or of the Board of Directors from time to time. Any resolution of the Board of Directors increasing or decreasing the number of directors of the corporation shall require the affirmative vote of at least two-thirds (2/3) of the entire Board of Directors. At each annual meeting of shareholders, directors shall be elected for a term expiring at the next annual meeting of shareholders and upon the election and qualification of their respective successors. Except as provided in Section 3.04, each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of director nominees exceeds the number of directors to be elected ten days before the mailing of the definitive proxy statement, then each director shall be elected by a vote of the plurality of the shares represented in person or by proxy at such meeting and entitled to vote on the election of directors. For purposes of this Section 3.02, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.
The number of directors may be increased or decreased from time to time as provided herein or by amendment to these bylaws and the Articles of Incorporation of the corporation; provided, however, that any amendment to the bylaws by the Board of Directors which increases or decreases the number of directors of the corporation must be approved by the affirmative vote of at least two-thirds (2/3) of the entire Board of Directors; provided further, that the total number of directors at any time shall not be less than two (2) provided further, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. Each director shall serve until his successor is elected and qualified or until his earlier resignation, retirement, disqualification, removal from office, or death.
Section 3.03    Removal

The shareholders may remove one or more directors only for cause and only by the affirmative vote of the holders of at least a majority of all votes entitled to be cast in the election of such directors. If the director was elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director. The shareholders may remove a director only at a special meeting called for the purpose of removing the director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director. For purposes of this Section, “cause” shall mean only (i) conviction of a felony, (ii) declaration of unsound mind by an order of a court, (iii) gross dereliction of duty, (iv) commission of an action involving moral turpitude or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action results in an improper substantial personal benefit and a material injury to the corporation.
Section 3.04    Vacancies

If a vacancy occurs on the Board of Directors, the vacancy may be filled by a majority of the directors then in office, even if fewer than a quorum, or by a sole remaining director. Each director chosen in accordance with this Section shall hold office until the next annual meeting of shareholders, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal. Even if the directors remaining in office constitute fewer than a quorum of the Board of Directors, the directors may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group or the remaining directors elected by that voting group are entitled to vote to fill the vacancy.
Section 3.05    Compensation

Unless the Articles of Incorporation provide otherwise, the Board of Directors may determine from time to time the compensation, if any, that directors may receive for their services as directors. A director may also serve the corporation in a capacity other than that of director and receive compensation determined by the Board of Directors for services rendered in such other capacity.
Section 3.06    Committees

The Board of Directors by resolution may create one or more committees and appoint members of the Board of Directors to serve on such committees at the discretion of the Board of Directors. Except as limited by the Code, each committee will have the authority set forth in the resolution establishing such committee or in such committee’s charter as approved by the Board.
Section 3.07    Board Composition and Related Matters

(a)Notwithstanding anything to the contrary in these bylaws, effective as of the Effective Time (for all purposes of this Section 3.07, as defined in the Agreement and Plan of Merger, dated as of May 27, 2019, by and between Total System Services, Inc. (“TSYS”) and the corporation, as the same may be amended from time to time (the “Merger Agreement”)), the Board of Directors shall be comprised of twelve (12) directors, (i) six (6) of whom shall be persons designated by the corporation prior to the Effective Time and (ii) six (6) of whom shall be persons designated by TSYS prior to the Effective Time. The six (6) directors designated by the corporation prior to the Effective Time shall be selected from among the directors of the corporation as of the date of the Merger Agreement (each, an “Initial Global Payments Director”), which shall include Mr. Jeffrey S. Sloan and Mr. William I Jacobs, and the six (6) directors designated by TSYS prior to the Effective Time shall be selected from among the directors of TSYS as of the date of the Merger Agreement (each, an “Initial TSYS Director”), which shall include Mr. M. Troy Woods and Mr. Kriss Cloninger III. From and after the Effective Time and until the date of the annual meeting of shareholders held in 2022 (the date of such annual meeting, the “Expiration Date”), (i) the number of directors that comprises the entire Board of Directors shall be twelve (12) and (ii) no vacancy on the Board of Directors created by the resignation, retirement, disqualification, removal from office or death of a director shall be filled by the Board of Directors, and the Board of Directors shall not nominate any individual to fill such vacancy, unless (x) in the case of a vacancy created by the resignation, retirement, disqualification, removal from office or death of a Continuing Global Payments Director, not less than a majority of the Continuing Global Payments Directors then in office have approved the appointment or nomination (as applicable) to fill such vacancy and (y) in the case of a vacancy created by the resignation, retirement, disqualification, removal from office or death of a Continuing TSYS Director, not less than a majority of the Continuing TSYS Directors then in office have approved the appointment or nomination (as applicable) to fill such vacancy; provided, that any such appointment or nomination pursuant to clause (x) or (y) shall be made in accordance with applicable law and the rules of the New York Stock Exchange (or other national securities exchange on which the corporation’s securities are listed). For purposes of this Section 3.07, (i) the term “Continuing Global Payments Directors” shall mean the Initial Global Payments Directors and any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the resignation, retirement, disqualification, removal from office or death of an Initial Global Payments Director (or another Continuing Global Payments Director) pursuant to this Section 3.07(a) and (ii) the term “Continuing TSYS Directors” shall mean the Initial TSYS Directors and any directors who were subsequently appointed or nominated and elected to fill a vacancy created by the resignation, retirement, disqualification, removal from office or death of an Initial TSYS Director (or another Continuing TSYS Director) pursuant to this Section 3.07(a).

(b)Effective as of the Effective Time and until the Expiration Date or his earlier resignation, retirement, disqualification, removal from office or death, (i) Mr. M. Troy Woods shall be the Chairman of the Board of Directors and (ii) Mr. Kriss Cloninger III shall be the lead independent director of the Board of Directors.

(c)Effective as of the Effective Time and until the Expiration Date, the Board of Directors shall have the following four standing committees (the “Committees”): (i) an Audit Committee, (ii) a Compensation Committee, (iii) a Technology Committee and (iv) a Governance and Nominating Committee. Effective as of the Effective Time and until the Expiration Date, the chairperson of each of the Audit Committee and the Compensation Committee shall be designated from among the Continuing Global Payments Directors. Effective as of the Effective Time and until the Expiration Date, the chairperson of each of the Technology Committee and the Governance and Nominating Committee shall be designated from among the Continuing TSYS Directors. Effective as of the Effective Time and until the Expiration Date, the membership of the Committees shall be, as practicably as possible, evenly split between Continuing Global Payments Directors and Continuing TSYS Directors.

(d)Notwithstanding anything to the contrary in these bylaws, effective as of the Effective Time and until the Expiration Date, the provisions of Section 3.07(a), Section 3.07(b), Section 3.07(c) and this Section 3.07(d) may not be modified, amended or repealed, nor may Mr. M. Troy Woods be removed as Chairman or Mr. Kriss Cloninger III be removed as lead independent director, by the Board of Directors without the affirmative vote of at least 75% of the entire Board of Directors. For the avoidance of doubt, effective as of the Expiration Date, the preceding sentence shall cease to have any further force and effect. In the event of any inconsistency or conflict between any provision of this Section 3.07 and any other provision of these bylaws, the provisions of this Section 3.07 shall govern and control.

(e)Effective as of and from the Effective Time, the corporation shall maintain dual headquarters in (i) Atlanta, Georgia and (ii) Columbus, Georgia.

(f)Effective as of and from the Effective Time, the corporation’s card issuer processing business conducted by TSYS prior to the Effective Time will continue to be conducted under the TSYS name.

ARTICLE IV
MEETINGS OF THE BOARD OF DIRECTORS

Section 4.01    Regular Meetings

The Board of Directors shall hold a regular meeting on the same day as or immediately after an annual shareholders’ meeting or a special shareholders’ meeting held in lieu of an annual meeting. In addition, the Board of Directors may schedule and hold other meetings at regular intervals throughout the year.
Section 4.02    Special Meetings

The Board of Directors shall hold a special meeting upon the call of the Chairman of the Board, the President or any two directors.
Section 4.03    Place of Meetings

The Board of Directors may hold meetings, both regular and special, at any place in or out of the state of Georgia. Regular meetings shall be held at the place established from time to time for regular meetings. Special meetings shall be held at the place set forth in the notice of the meeting or, if the special meeting is held in accordance with a waiver of notice of the meeting, at the place set forth in the waiver of notice.
Section 4.04    Notice of Meetings

Unless Section 4.05 or the Articles of Incorporation provide otherwise, the corporation is not required to give notice of the date, time, place, or purpose of a regular meeting of the Board of Directors. Unless Section 4.05 or the Articles of Incorporation provide otherwise, the corporation shall give each member of the Board of Directors at least one (1) day’s prior notice of the date, time, and place of a special meeting of the Board of Directors. Notices of special meetings shall comply with Section 5.01 and may be waived in accordance with Section 5.02.
Section 4.05    Notice of Certain Directors Meetings

Notwithstanding Section 4.04, the corporation shall give each member of the Board of Directors at least five (5) days prior written notice of any regular or special meeting at which any business combination transaction involving the corporation or any of its subsidiaries, including, without limitation, any merger, consolidation or sale of substantially all of its assets, is to be considered by the Board of Directors, which notice shall also state that such a transaction is to be considered and specify in reasonable detail the material terms of such transaction.
Section 4.06    Quorum

Unless the Code, the Articles of Incorporation, or these bylaws require a greater number, a quorum of the Board of Directors consists of a majority of the total number of directors that has been initially fixed in the Articles of Incorporation or that has been later prescribed by resolution of the shareholders or of the Board of Directors in accordance with Section 3.02.

Section 4.07    Vote Required for Action

(a)If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors unless the Code, the Articles of Incorporation, or these bylaws require the vote of a greater number of directors.

(b)A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless:

(i)he or she objects at the beginning of the meeting (or promptly upon his or her arrival) to holding it or transacting business at the meeting;

(ii)his or her dissent or abstention from the action taken is entered in the minutes of the meeting; or

(iii)he or she delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation immediately after adjournment of the meeting.

The right to dissent or abstain is not available to a director who votes in favor of the action taken.
Section 4.08    Participation by Conference Telephone

Any or all directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors through the use of any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means shall be deemed to be present in person at the meeting.
Section 4.09    Adjournments

A majority of the directors present at a meeting may adjourn the meeting from time to time. This right to adjourn exists whether or not a quorum is present at the meeting and applies to regular as well as special meetings, including any meetings that are adjourned and reconvened. If a meeting of the Board of Directors is adjourned to a different date, time, or place, the corporation is not required to give notice of the new date, time, or place or of the business to be transacted, if the new date, time, or place is announced at the meeting before adjournment. At the meeting reconvened after adjournment, the Board of Directors may transact any business that could have been transacted at the meeting that was adjourned.
Section 4.10    Action by Directors Without a Meeting

Any action required or permitted by the Code to be taken at any meeting of the Board of Directors (or a committee of the Board of Directors) may be taken without a meeting if the action is taken by all of the members of the Board of Directors (or the committee, as the case may be). The action must be evidenced by one or more written consents describing the action taken, signed by each of the directors (or each of the directors serving on the committee, as the case may be), and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

ARTICLE V
MANNER OF NOTICE TO AND WAIVER OF NOTICE
BY SHAREHOLDERS AND DIRECTORS

Section 5.01    Manner of Notice

(a)Whenever these bylaws require notice to be given to any shareholder or director, the notice must comply with this Section 5.01 in addition to any other Section of these bylaws concerning notice and any provision in the Articles of Incorporation.

(b)Notice to shareholders shall be in writing or oral if oral notice is reasonable under the circumstances. Notice to a director may be written or oral.

(c)Except as specified in Section 4.05, notice may be communicated in person; by telephone, telegraph, teletype, facsimile, or other form of wire or wireless communication; or by mail or private carrier. If these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published, or by radio, television, or other form of public broadcast communication. Unless otherwise provided in the Code, the Articles of Incorporation, or these bylaws, notice by facsimile or electronic transmission, telegraph, or teletype shall be deemed to be notice in writing.

(d)Written notice to the corporation’s shareholders, if in comprehensible form, is effective when mailed, if mailed with first-class postage prepaid and correctly addressed to the shareholder’s address shown in the corporation’s current record of shareholders; provided, however, that if the corporation has more than 500 shareholders of record entitled to vote at a meeting, it may utilize a class of mail other than first class if the notice of meeting is mailed, with adequate postage prepaid, not less than 30 days before the date of the meeting.

(e)Except as provided in Section 5.01(d), written notice, if in a comprehensible form, is effective at the earliest of the following unless otherwise required by law:

(i)when received, or when delivered, properly addressed, to the addressee’s last known principal place of business or residence;

(ii)five (5) days after its deposit in the mail, as evidenced by the postmark, or such longer period as provided in the Articles of Incorporation or these bylaws, if mailed with first-class postage prepaid and correctly addressed; or

(iii)on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee.

(f)Oral notice is effective when communicated if communicated in a comprehensible manner.

(g)In calculating time periods for notice, when a period of time measured in days, weeks, months, years, or other measurement of time is prescribed for the exercise of any privilege or the discharge of any duty, the first day shall not be counted but the last day shall be counted.

Section 5.02    Waiver of Notice

(a)A shareholder may waive any notice before or after the date and time stated in the notice. Except as provided in Section 5.02(b), the waiver must be in writing or by electronic transmission, be signed by the shareholder entitled to the notice, and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.

(b)A shareholder’s attendance at a meeting:

i.waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and

ii.waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

(c)A shareholder’s waiver of notice is not required to specify the business transacted or the purpose of the meeting unless required by the Code or these bylaws.

(d)A director may waive any notice before or after the date and time stated in the notice. Except as provided in paragraph (e) of this Section 5.02, the waiver must be in writing or by electronic transmission, signed by the director entitled to the notice, and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

(e)A director’s attendance at or participation in a meeting waives any required notice to him or her of the meeting unless the director at the beginning of the meeting (or promptly upon his or her arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

ARTICLE VI
OFFICERS
Section 6.01    Duties

The officers of the corporation may include a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President and Secretary and any other officers as may be appointed by the Board of Directors, as it determines, in its sole discretion, to be necessary or desirable. The officers will have the authority and will perform the duties as set forth in these bylaws. The other officers that are appointed will have the authority and will perform the duties as established by the Board of Directors from time to time.
Section 6.02    Appointment and Term

The Board of Directors appoints the individuals who will serve as officers of the corporation. An individual may simultaneously hold more than one office. Any officer appointed in accordance with this Article VI may appoint one or more officers or assistant officers. All officers serve at the pleasure of the Board of Directors. The Board of Directors may remove with or without cause any officer.

Section 6.03    Compensation

The Board of Directors or a committee thereof will fix the compensation, if any, of all corporate officers.
Section 6.04    Chairman of the Board

The Chairman of the Board shall preside at all meetings of shareholders and the Board of Directors. The Chairman of the Board shall have such other powers and duties as may be delegated to him or her from time to time by the Board of Directors.
Section 6.05    Chief Executive Officer

The Chief Executive Officer shall be primarily responsible for the general management of the business affairs of the Corporation and for implementing policies and directives of the board of directors. The Chief Executive Officer shall also preside at all meetings of shareholders and the Board of Directors during the absence or disability of the Chairman of the Board. Unless the Articles of Incorporation, these bylaws, or a resolution of the Board of Directors provides otherwise, the Chief Executive Officer may execute and deliver on behalf of the corporation any contract, conveyance, or similar document not requiring approval by the Board of Directors or shareholders as provided in the Code. The Chief Executive Officer shall have any other authority and will perform any other duties that the Board of Directors may delegate to him or her from time to time.
Section 6.06    President

In the absence of the Chairman of the Board and the Chief Executive Officer, or if there is none, the President shall preside at meetings of the shareholders and Board of Directors. The President shall assume and perform the duties of the Chairman of the Board in the absence or disability of the Chairman of the Board and the Chief Executive Officer or whenever the offices of the Chairman of the Board and the Chief Executive Officer are vacant. The President will have any other authority and will perform any other duties that the Board of Directors may delegate to him or her from time to time.
Section 6.07    Chief Financial Officer

The Chief Financial Officer shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors, Chief Executive Officer or the President. The Chief Financial Officer will have responsibility for the custody of all funds and securities belonging to the corporation and for the receipt, deposit, or disbursement of funds and securities under the direction of the Board of Directors. The Chief Financial Officer will cause to be maintained true accounts of all receipts and disbursements and will make reports of these to the Board of Directors, upon its request, and to the Chief Executive Officer or the President, upon his or her request. The Chief Financial Officer will have any other authority and will perform any other duties that the Board of Directors may delegate to him or her from time to time.
Section 6.08    Secretary
The Secretary will have responsibility for preparing minutes of the acts and proceedings of all meetings of the shareholders, of the Board of Directors, and of any committees of the Board of Directors, as directed by the chairperson of a particular committee. The Secretary will have authority to give all notices required by the Code, other applicable law, or these bylaws. The Secretary will have responsibility for the custody of the corporate books, records, contracts, and other corporate documents. The Secretary will have authority to affix the corporate seal to any lawfully executed document and will sign any instruments that require his or her signature. The Secretary will authenticate records of the corporation. The Secretary will have any other authority and will perform any other duties that the Board of Directors may delegate to him or her from time to time. In the case of absence or disability of the Secretary, or at the direction of the Chief Executive Officer or the President, any assistant secretary has the authority and may perform the duties of the Secretary.
Section 6.09    Bonds

The Board of Directors by resolution may require any or all of the officers, agents, or employees of the corporation to give bonds to the corporation, with sufficient surety or sureties, conditioned on the faithful performance of the duties of their respective offices or positions, and to comply with any other conditions that from time to time may be required by the Board of Directors.
ARTICLE VII
SHARES

Section 7.01    Authorization and Issuance of Shares

The Board of Directors may authorize shares of any class or series provided for in the Articles of Incorporation to be issued for consideration deemed valid under the provisions of the Code. In addition, before the corporation issues the shares authorized by the Board of Directors, the Board of Directors must determine that the consideration received or to be received for shares to be issued is adequate. To the extent provided in the Articles of Incorporation, the Board of Directors will determine the preferences, limitations, and relative rights of such shares before their issuance.
Section 7.02    Share Certificates

Shares of the corporation’s stock may be certificated or uncertificated, as provided under the Code. The interest of each shareholder may be evidenced by a certificate or certificates representing shares of the corporation which, if any, shall be in such form as Board of Directors may from time to time adopt. Share certificates, if any, shall be numbered consecutively, shall be in registered form shall indicate the date of issuance, the name of the corporation and that it is organized under the laws of the State of Georgia, the name of the shareholder, and the number and class of shares and the designation of the series, if any, represented by the certificate. Each certificate shall be signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, or the Secretary, provided, however, that where a certificate is signed (either manually or by facsimile) by a transfer agent, or registered by a registrar, the signatures of those officers may be facsimiles. If a certificate is signed in facsimile, then it must be countersigned by a transfer agent or registered by a registrar other than the corporation itself or an employee of the corporation. The transfer agent or registrar may sign either manually or by facsimile. The corporate seal need not be affixed. The interest of a shareholder in the corporation also may be evidenced by registration in the holder’s name in uncertificated, book-entry form on the books of the corporation in accordance with a direct registration system approved by the Securities and Exchange Commission and by the New York Stock Exchange (or its successor) or any securities exchange or automated quotation system on which the shares of the corporation’s stock may from time to time be quoted or listed.
Section 7.03    Registered Owner

The corporation may treat the registered owner of any share of stock of the corporation as the person exclusively entitled to vote that share and to receive any dividend or other distribution with respect to that share and as the exclusive owner of that share for all other purposes. Accordingly, the corporation is not required to recognize any other person’s equitable, or other, claim to or interest in that share, whether or not the corporation has express or other notice of the claim or interest, except as provided otherwise by law.
Section 7.04    Transfers of Shares

The Board of Directors shall have power and authority to make all rules and regulations as they may deem expedient concerning the transfer and registration of shares of the corporation. Transfer of shares shall be in accordance with such rules and regulations.
The Board of Directors shall have authority to appoint a transfer agent and/or a registrar for the shares of its capital stock, and to empower them or either of them in such manner and to such extent as it may deem best, and to remove such agent or agents from time to time, and to appoint another agent or other agents. Transfers of shares shall be made upon the transfer books of the corporation, kept at the office of the transfer agent designated to transfer the shares, only upon direction of the registered owner, or by an attorney lawfully constituted in writing. With respect to certificated shares, before a new certificate is issued, the old certificate shall be surrendered for cancellation or, in the case of a certificate alleged to have been lost, stolen, or destroyed, the requirements of Section 7.06 of these bylaws shall have been met. Upon transfer of uncertificated shares, the record of such person’s stock shall be cancelled and shares shall be transferred to the person entitled thereto upon the issuance of a certificate or electronic transfer of such shares.
Section 7.05    Duty of Corporation to Register Transfer

Notwithstanding any provision in Section 7.04, the corporation is not under a duty to register the transfer of a share unless:
(a)the certificate representing that share is endorsed by the appropriate person or persons;

(b)reasonable assurance is given that the endorsement or affidavit (in the case of a lost, stolen, or destroyed certificate) is genuine and effective;

(c)the corporation either has no duty to inquire into adverse claims or has discharged that duty;

(d)the requirements of any applicable law relating to the collection of taxes for the proposed transfer have been met; and

(e)the transfer is in fact rightful or is to a bona fide purchaser.

Section 7.06    Lost, Stolen, or Destroyed Certificates

Any person claiming a share certificate has been lost, stolen, or destroyed must make an affidavit or affirmation of that fact in the manner prescribed by the Board of Directors. In addition, if the Board of Directors requires, the person must give the corporation a bond of indemnity in a form and amount, and with one or more sureties, satisfactory to the Board of Directors. Once the person has satisfactorily completed these steps, the corporation will issue an appropriate new certificate to replace the certificate alleged to have been lost, stolen, or destroyed.
Section 7.07    Record Date with Regard to Shareholder Action

If not otherwise fixed under Code Section 14-2-703 or 14-2-707, the record date for determining shareholders entitled to notice of and entitled to vote at an annual or special shareholders’ meeting is the close of business on the day before the first notice is delivered to shareholders. The Board of Directors may fix a future date as the record date in order to determine the shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote, or to take any other action (except an action provided for in Section 8.02). Any future date fixed as a record date may not be more than seventy (70) days before the date on which the meeting is to be held or the action requiring a determination of shareholders is to be taken. A determination of shareholders entitled to notice of or to vote at a shareholders’ meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting. If the Board of Directors does not fix a future date as a record date, the corporation will determine the record date in accordance with the Code.
ARTICLE VII
DISTRIBUTIONS

Section 8.01    Authorization or Declaration

Subject to any restriction in the Articles of Incorporation, the Board of Directors from time to time in its discretion may authorize or declare and the corporation may make distributions to the shareholders in accordance with the Code.
Section 8.02    Record Date With Regard to Distributions

The Board of Directors may fix a future date as the record date in order to determine shareholders entitled to a distribution (other than one involving a purchase, redemption, or other reacquisition of the corporation’s shares). If the Board of Directors does not fix a future date as the record date, the corporation will determine the record date in accordance with the Code.
ARTICLE IX
INDEMNIFICATION

Section 9.01    Definitions

As used in this Article, the term:
(a)“corporation” includes any domestic or foreign predecessor entity of the corporation in a merger or other transaction in which the predecessor’s existence ceased upon consummation of the transaction.

(b)“director” or “officer” means an individual who is or was a director or board-elected officer, respectively, of the corporation or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation’s request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director or officer to the plan or to participants in or beneficiaries of the plan. “Director” or “officer” includes, unless the context otherwise requires, the estate or personal representative of a director or officer.

(c)“disinterested director” or “disinterested officer” means a director or officer, respectively who at the time of an evaluation referred to in Section 9.05(b) is not:

(i)A party to the proceeding; or

(ii)An individual having a familial, financial, professional, or employment relationship with the person whose advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director’s or officer’s judgment when voting on the decision being made.

(d)“expenses” includes counsel fees.

(e)“liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(f)“party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(g)“proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

(h)“Reviewing Party” shall mean the person or persons making the determination as to reasonableness of expenses pursuant to Section 9.05 of this Article, and shall not include a court making any determination under this Article or otherwise.

Section 9.02    Basic Indemnification Arrangement

(a)The corporation shall indemnify an individual who is a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding; provided, however that the corporation shall not indemnify a director or officer under this Article for any liability incurred in a proceeding in which the director or officer is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation:

(i)For any appropriation, in violation of his or her duties, of any business opportunity of the corporation;

(ii)For acts or omissions which involve intentional misconduct or a knowing violation of law;

(iii)For the types of liability set forth in Section 14-2-832 of the Code; or

(iv)For any transaction from which he or she received an improper personal benefit.

(b)If any person is entitled under any provision of this Article to indemnification by the corporation for some portion of liability incurred by him or her, but not the total amount thereof, the corporation shall indemnify such person for the portion of such liability to which he or she is entitled.

Section 9.03    Advances for Expenses

(a)The corporation shall, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because he or she is a director or officer if he or she delivers to the corporation:

(i)A written affirmation of his or her good faith belief that his or her conduct does not constitute behavior of the kind described in Section 9.02(a) above; and

(ii)His or her written undertaking (meeting the qualifications set forth below in Section 9.03(b)) to repay any funds advanced if it is ultimately determined that he or she is not entitled to indemnification under this Article or the Code.

(b)The undertaking required by Section 9.03(a)(ii) above must be an unlimited general obligation of the proposed indemnitee but need not be secured and shall be accepted without reference to the financial ability of the proposed indemnitee to make repayment. If a director or officer seeks to enforce his or her rights to indemnification in a court pursuant to Section 9.04 below, such undertaking to repay shall not be applicable or enforceable unless and until there is a final court determination that he or she is not entitled to indemnification, as to which all rights of appeal have been exhausted or have expired.

Section 9.04    Court-Ordered Indemnification and Advances for Expenses

(a)A director or officer who is a party to a proceeding because he or she is a director or officer may apply for indemnification or advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. For purposes of this Article, the corporation hereby consents to personal jurisdiction and venue in any court in which is pending a proceeding to which a director or officer is a party. Regardless of any determination by the Reviewing Party as to the reasonableness of expenses, and regardless of any failure by the Reviewing Party to make a determination as to the reasonableness of expenses, such court’s review shall be a de novo review. After receipt of an application and after giving any notice it considers necessary, the court shall:

(i)Order indemnification or advance for expenses if it determines that the director or officer is entitled to indemnification or advance for expenses; or

(ii)Order indemnification or advance for expenses if it determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director or officer, or to advance expenses to the director or officer, even if the director or officer failed to comply with the requirements for advance of expenses, or was adjudged liable in a proceeding referred to in Section 9.02(a)(iv) above.

(b)If the court determines that the director or officer is entitled to indemnification or advance for expenses, the corporation shall pay the director’s or officer’s reasonable expenses to obtain court-ordered indemnification or advance for expenses.

Section 9.05    Determination of Reasonableness of Expenses

(a)The corporation acknowledges that indemnification of a director or officer under Section 9.02 has been pre-authorized by the corporation as permitted by Section 14-2-859(a) of the Code, and that pursuant to authority exercised under Section 14-2-856 of the Code, no determination need be made for a specific proceeding that indemnification of the director or officer is permissible in the circumstances because he or she has met a particular standard of conduct. Nevertheless, except as set forth in Section 9.05(b) below, evaluation as to reasonableness of expenses of a director or officer for a specific proceeding shall be made as follows:

(i)If there are two or more disinterested directors, by the board of directors of the corporation by a majority vote of all disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

(ii)If there are fewer than two disinterested directors, by the board of directors (in which determination directors who do not qualify as disinterested directors may participate); or

(iii)By the shareholders, but shares owned by or voted under the control of a director or officer who at the time does not qualify as a disinterested director or disinterested officer may not be voted on the determination.

(b)Notwithstanding the requirement under Section 9.05(a) that the Reviewing Party evaluate the reasonableness of expenses claimed by the proposed indemnitee, any expenses claimed by the proposed indemnitee shall be deemed reasonable if the Reviewing Party fails to make the evaluation required by Section 9.05(a) within sixty (60) days following the later of:

(1)the corporation’s receipt of the affirmative undertaking required by Section 9.03 (a); or

(2)the corporation’s receipt of invoices for specific expenses to be reimbursed or advance.

Section 9.06    Indemnification of Employees and Agents

The corporation may indemnify and advance expenses under this Article to an employee or agent of the corporation who is not a director or officer to the same extent and subject to the same conditions that a Georgia corporation could, without shareholder approval under Section 14-2¬856 of the Code, indemnify and advance expenses to a director, or to any lesser extent (or greater extent if permitted by law) determined by the Board of Directors, in each case consistent with public policy.
Section 9.07    Liability Insurance

The corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee or agent of the corporation or who, while a director, officer, employee or agent of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under this Article or the Code.
Section 9.08    Witness Fees

Nothing in this Article shall limit the corporation’s power to pay or reimburse expenses incurred by a person in connection with his or her appearance as a witness in a proceeding at a time when he or she is not a party.

Section 9.09    Report to Shareholders

To the extent and in the manner required by the Code from time to time, if the corporation indemnifies or advances expenses to a director or officer in connection with a proceeding by or in the right of the corporation, the corporation shall report the indemnification or advance to the shareholders.
Section 9.10    Security for Indemnification Obligations

The corporation may at any time and in any manner, at the discretion of the board of directors, secure the corporation’s obligations to indemnify or advance expenses to a person pursuant to this Article.
Section 9.11    No Duplication of Payments

The corporation shall not be liable under this Article to make any payment to a person hereunder to the extent such person has otherwise actually received payment (under any insurance policy, agreement or otherwise) of the amounts otherwise payable hereunder.
Section 9.12    Subrogation

In the event of payment under this Article, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.
Section 9.13    Contract Rights.

The right to indemnification and advancement of expenses conferred hereunder to directors and officers shall be a contract right and shall not be affected adversely to any director or officer by any amendment of these bylaws with respect to any action or inaction occurring prior to such amendment; provided, however, that this provision shall not confer upon any indemnitee or potential indemnitee (in his or her capacity as such) the right to consent or object to any subsequent amendment of these bylaws.
Section 9.14    Specific Performance

In any proceeding brought by or on behalf of an officer or director to specifically enforce the provisions of this Article, the corporation hereby waives the claim or defense therein that the plaintiff or claimant has an adequate remedy at law, and the corporation shall not urge in any such proceeding the claim or defense that such remedy at law exists. The provisions of this Section 9.14, however, shall not prevent the officer or director from seeking a remedy at law in connection with any breach of the provisions of this Article.
Section 9.15    Non-exclusivity, Etc.

The rights of a director or officer hereunder shall be in addition to any other rights with respect to indemnification, advancement of expenses or otherwise that he or she may have under contract or the Georgia Business Corporation Code or otherwise.
Section 9.16    Amendments

It is the intent of the corporation to indemnify and advance expenses to its directors and officers to the full extent permitted by the Georgia Business Corporation Code, as amended from time to time. To the extent that the Georgia Business Corporation Code is hereafter amended to permit a Georgia business corporation to provide to its directors greater rights to indemnification or advancement of expenses than those specifically set forth hereinabove, this Article shall be deemed amended to require such greater indemnification or more liberal advancement of expenses to the corporation’s directors and officers, in each case consistent with the Georgia Business Corporation Code as so amended from time to time. No amendment, modification or rescission of this Article, or any provision hereof, the effect of which would diminish the rights to indemnification or advancement of expenses as set forth herein shall be effective as to any person with respect to any action taken or omitted by such person prior to such amendment, modification or rescission.
Section 9.17    Severability

To the extent that the provisions of this Article are held to be inconsistent with the provisions of Part 5 of Article 8 of the Georgia Business Corporation Code, such provisions of such Code shall govern. In the event that any of the provisions of this Article (including any provision within a single Section, subSection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article shall remain enforceable to the fullest extent permitted by law.
ARTICLE X
MISCELLANEOUS

Section 10.01    Inspection of Records

The Board of Directors may determine what corporate records, other than those specifically required by the Code to be made open to inspection, will be made open to the right of inspection by the shareholders. In addition, the Board of Directors may fix reasonable rules not in conflict with the Code regarding the inspection of corporate records that are required by the Code or are permitted by determination of the Board of Directors to be made open to inspection. The right of inspection granted in Section 14-2-1602(c) of the Code is not available to any shareholder owning two percent (2%) or less of the shares outstanding, unless the Board of Directors in its discretion grants prior approval for the inspection to the shareholder.
Section 10.02    Fiscal Year

The Board of Directors may determine the fiscal year of the corporation and may change the fiscal year from time to time as the Board of Directors deems appropriate.
Section 10.03    Corporate Seal

If the Board of Directors determines that the corporation should have a corporate seal for the corporation, the corporate seal will be in the form the Board of Directors from time to time determines.
Section 10.04    Financial Statements

In accordance with the Code, the corporation shall prepare and provide to the shareholders such financial statements as may be required by the Code.
Section 10.05    Conflict with Articles of Incorporation

In the event that any provision of these bylaws conflicts with any provision of the Articles of Incorporation, the provision in the Articles of Incorporation will govern.

ARTICLE XI
AMENDMENTS

Section 11.01    Power to Amend Bylaws.

Except as otherwise explicitly provided in this Section 11.01, the bylaws may be altered, amended or repealed, and new bylaws may be adopted, by (a) the affirmative vote of the holders of a majority of the shares of stock then outstanding and entitled to vote in the election of directors, or (b) the Board of Directors of the Corporation, but any bylaw adopted by the Board of Directors may be altered, amended, or replaced, or new bylaws may be adopted, by the affirmative vote of a majority of the shares of stock entitled to vote in the election of directors. The shareholders may prescribe, by so expressing in the action they take in amending or adopting any bylaw or bylaws, that the bylaw or bylaws so amended or adopted by them shall not be altered, amended or repealed by the Board of Directors. Notwithstanding the foregoing, Section 4.05 may not be modified, amended or repealed except by the affirmative vote of the holders of a majority of the shares of stock then outstanding and entitled to vote in the election of directors.
ARTICLE XII
CERTAIN PROVISIONS OF GEORGIA LAW

Section 12.01    Business Combinations.

All of the requirements of Article 11, Part 3, of the Code, included in Sections 14-2-1131 through 1133 (and any successor provisions thereto), shall be applicable to the corporation in connection with any business combination, as defined therein, with any interested shareholder, as defined therein.
ARTICLE XIII
EMERGENCY BYLAWS

Section 13.01    Emergency Bylaws.

This Article shall be operative during any emergency resulting from some catastrophic event that prevents a quorum of the Board of Directors or any committee thereof from being readily assembled (an “emergency”), notwithstanding any different or conflicting provisions set forth elsewhere in these bylaws or in the Articles of Incorporation. To the extent not inconsistent with the provisions of this Article, the bylaws set forth elsewhere herein and the provisions of the Articles of Incorporation shall remain in effect during such emergency, and upon termination of such emergency, the provisions of this Article shall cease to be operative.
Section 13.02    Meetings.

During any emergency, a meeting of the Board of Directors or any committee thereof may be called (a) by any director or (b) by the Chief Executive Officer, President, Chief Financial Officer, or the Secretary (the “Designated Officers”) of the corporation. Notice of the time and place of the meeting shall be given by any available means of communication by the person calling the meeting to such of the directors and/or Designated Officers as may be feasible to reach. Such notice shall be given at such time in advance of the meeting as, in the judgement of the person calling the meeting, circumstances permit.

Section 13.03    Quorum

At any meeting of the Board of Directors or any committee thereof called in accordance with this Article, the presence or participation of two directors, one director and a Designated Officer, or two Designated Officers shall constitute a quorum for the transaction of business.
Section 13.04    Bylaws

At any meeting called in accordance with this Article, the Board of Directors or a committee thereof, as the case may be, may modify, amend or add to the provisions of this Article so as to make any provision that may be practical or necessary for the circumstance of the emergency.
Section 13.05    Liability

Corporate action taken in good faith in accordance with the emergency bylaws may not be used to impose liability on a director, officer, employee or agent of the Company.
Section 13.06    Repeal or Change

The provisions of this Article shall be subject to repeal or change by further action of the Board of Directors or by action of shareholders, but no such repeal or change shall modify the provisions of Section 13.05 with regard to action taken prior to the time of such repeal or change.